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                                                                 EXHIBIT l(1)(c)

                                 August 28, 2002

Board of Trustees
AIM Investment Securities Funds
11 Greenway Plaza, Suite 100
Houston, Texas 77046-1173

Re:  Initial Investment in New Portfolio of
     AIM Investment Securities Funds (The "Fund")

Ladies and Gentlemen:

     We are purchasing shares of the Fund for the purpose of providing initial investment for a new investment portfolio of the Fund. The purpose of this letter is to set out our understanding of the conditions of and our promises and representations concerning this investment.

     We hereby agree to purchase shares equal to the following dollar amount for the portfolio:

                       FUND                             AMOUNT                   DATE
                       ----                             ------                   ----
     AIM Short Term Bond Fund - Class C Shares          $ 10.00             August 28, 2002
     AIM Short Term Bond Fund - Class C Shares          $3,000,000.00       August 29, 2002

     We understand that the initial net asset value per share for the portfolio named above will be $10.00.

     We hereby represent that we are purchasing these shares solely for our own account and solely for investment purposes without any intent of distributing or reselling said shares. We further represent that disposition of said shares will only be by direct redemption to or repurchase by the Fund.

     We further agree to provide the Fund with at least three days' advance written notice of any intended redemption and agree that we will work with the Fund with respect to the amount of such redemption so as not to place a burden on the Fund and to facilitate normal portfolio management of the Fund.

                                           Sincerely yours,

                                           A I M ADVISORS, INC.

                                           By: /s/ROBERT H. GRAHAM
                                               ---------------------------------
                                                  Robert H. Graham
                                                  President

cc:  Mark Gregson
     David Hessel
     Gary Trappe